Lincoln Hill LLC
Members’ Agreement

This Lincoln Hill LLC Members’ Agreement (the “Agreement”) is made between Western Goldfields, Inc., an Idaho corporation (“WGI”), and Coolcharm Gold Mining Company Ltd., a company registered in England and Wales (“Coolcharm”).

Recitals

A. WGI owns or controls certain properties in Pershing County, Nevada, which properties are described in Exhibit A.

B. Coolcharm wishes to participate with WGI in the exploration, evaluation and, if justified, the development and mining of precious metal products within the Properties.

C. WGI and Coolcharm are parties to the Letter Agreement dated April 8, 2004 (the “Letter Agreement”) which the parties agree will be superseded by this Agreement.

D. WGI and Coolcharm wish to form and operate a limited liability company (the “Company”) under Chapter 86 of the Nevada Revised Statutes (the “Act”) to own the Properties and conduct the operations contemplated by Recital B. The name of the limited liability company shall be Lincoln Hill LLC and its affairs shall be governed by that certain Operating Agreement of Lincoln Hill LLC, dated effective the date of this Agreement (the “LLC Agreement”).

Now therefore, in consideration of their mutual promises, WGI and Coolcharm agree as follows:

1.  Definitions and Cross-References.

1.1  Definitions. The terms defined in this Agreement shall have the defined meanings wherever used in this Agreement. Capitalized terms used but not defined in this Agreement shall have the meanings given them in the LLC Agreement.

1.2  Cross References. References to exhibits are to Exhibits of the LLC Agreement. References to “Sections” and “Subsections” refer to Sections and Subsections of this Agreement unless indicated otherwise. References to “Paragraphs” and “Subparagraphs” refer to paragraphs and subparagraphs of the Exhibits.

2.  Payments.

2.1  Cash Payments. On the dates described below, Coolcharm shall pay to WGI the sums described below:

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Date	Amount
On the parties’ execution of the Letter of Intent
Agreement (Paid 9-1-2004)	$50,000.00
June 1, 2005	$25,000.00
September 1, 2005	$50,000.00
April 1, 2006	$100,000.00

The foregoing payments are not contributions of capital and shall not be credited to Coolcharm’s Initial Contribution obligations.

2.2  Share Payments. On the dates described below, Coolcharm shall cause the issuance or delivery to WGI of the shares of Coolcharm, as follows:

Date	Shares
On the parties’ execution of this Agreement	600,000

The foregoing payments are not contributions of capital and shall not be credited to Coolcharm’s Initial Contribution obligations.

The shares shall be subject to the requirements of all applicable Canadian, United States, provincial and state laws and regulations and the rules of each exchange or trading association on which the shares are listed for trading or are traded. Owner acknowledges that the shares have not been registered under any Canadian, United States, provincial or state securities laws, and that the shares may not be offered or sold unless subsequently registered under all applicable Canadian, United States, provincial and state securities laws or unless exemptions from registration requirements are available for the transaction, as established to the satisfaction of Coolcharm by opinion of counsel or otherwise. If the designations and rights relative to the shares or the share structure of Coolcharm are changed or modified by an amalgamation, conversion, exchange, merger, share dividend, reverse dividend or any other means, the number of shares which Coolcharm is obligated to issue in accordance with this Section shall be adjusted accordingly.

3.  Contributions by Members.

3.1  Contributions by WGI. WGI shall contribute to the Company WGI’s right, title and interest in and to the leasehold interests, mining claims and other property interests which constitute the Lincoln Hill gold property situated in the Rochester Mining District, Pershing County, Nevada, more particularly described in Exhibit A, and the right to copy and use all Member Information concerning the Property which WGI presently possesses.

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3.2  Contributions by Coolcharm. Coolcharm shall have the right to earn and acquire an undivided sixty percent (60%) ownership interest in the Company on the terms and conditions prescribed in this Agreement and the Operating Agreement. In order to earn its ownership interest in the Company, in addition to performance of its obligations described in Sections 2.1 and 2.2, on or before July 1, 2010, Coolcharm shall: (a) fund the Company’s completion of a bankable Feasibility Study on the Property which supports the development of a mine which has proven reserves equal to or greater than one hundred fifty thousand (150,000) troy ounces of gold; or (b) incur and pay expenditures for the Exploration and Development of the Property as a mine in the cumulative amount of Four Million Dollars ($4,000,000.00) and, if a bankable Feasibility Study is not completed on or before July 1, 2010, pay for additional Qualifying Expenses on or before the times and in the amounts described in this Section. Coolcharm’s Qualifying Expenses obligation to and including July 1, 2010, shall be paid on or before the times and in the amounts described as follows:

Date	Amount	Cumulative Amount
July 1, 2005-2006	$500,000	$500,000
July 1, 2006-2007	$500,000	$1,000,000
July l, 2007-2008	$1,000,000	$2,000,000
July 1, 2008-2009	$1,000,000	$3,000,000
July 1, 2009-2010	$1,000,000	$4,000,000

If a bankable Feasibility Study for the Property is not completed on or before July 1, 2010, in order to earn its ownership interest, Coolcharm must pay for additional Qualifying Expenses at the times and in the amounts described below:

Date	Amount
July 1, 2010-2011	$1,000,000
July 1, 2011-2012	$1,000,000
July 1, 2012-2013	$1,000,000

Provided that Coolcharm has performed its obligations under Sections 2.1. and 2.2, on the earlier of completion of a bankable Feasibility Study or Coolcharm’s payment of the additional Qualifying Expenses described above in the amount of Three Million Dollars ($3,000,000.00), Coolcharm shall be deemed to have completed its Initial Contribution obligations and its sixty percent (60%) interest in the Company shall be vested.

All Qualifying Expenses incurred and paid by Coolcharm in excess of the minimum amounts for any period described above, whether before or after July 1, 2010, shall be carried forward by Coolcharm and shall apply as a credit toward Coolcharm’s Qualifying Expenses obligation for any subsequent period.

Coolcharm shall provide WGI with a written statement of Qualifying Expenses, certified as being complete and accurate by Coolcharm, within sixty (60) days after the end of each period, and shall make available for WGI’s inspection during normal business hours backup invoices, statements and the like verifying the Qualifying Expenses. In connection with any such review, Coolcharm may satisfy any Qualifying Expense obligation by payment to WGI of any agreed-upon deficiency.

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If Coolcharm fails or elects not to perform the Qualifying Expense requirement during any period, and if such failure is not excused by force majeure, then, in order to keep this Agreement in full force and effect, within thirty (30) days after the end of the period, Coolcharm may elect to make a payment to WGI which shall equal one-half of the difference between the required Qualified Expenses for the period and the amount actually incurred by Coolcharm during the period, provided, however, that on or before July 1, 2010, or July 1, 2013, as applicable to the initial Qualifying Expenses and the additional Qualifying Expenses, Coolcharm shall incur and pay for Qualifying Expenses in an amount equal to the one-half of the difference of the Qualifying Expenses for which Coolcharm does not pay WGI. Any such payment shall satisfy the Qualifying Expense obligation for the period for which the payment relates. For purposes of determining whether Coolcharm has earned the sixty percent (60%) ownership interest in the Company, Coolcharm shall be deemed to have paid Qualifying Expenses in an amount equal to the actual Qualifying Expenses paid by it plus any cash payments paid by Coolcharm directly to WGI pursuant to this Section.

Until Coolcharm has completed its Initial Contribution obligation and its ownership interest is vested, as a condition to the vestment of Coolcharm’s ownership interest in the Company, and in addition to its payment of all Qualifying Expenses, Coolcharm shall timely make all payments required under any underlying agreement described in Exhibit A, timely pay all Federal annual mining claim maintenance fees required to maintain the unpatented mining claims which comprise the Property and timely perform any and all other financial or work commitment obligations required to maintain any underlying agreement or the Property. Such payments made or expenses incurred by Coolcharm for the foregoing shall not be considered Qualifying Expenses, notwithstanding the terms of Exhibit B which otherwise characterize such Qualifying Expenses as expenses chargeable to the Company’s Business Account. Coolcharm shall also timely file and record all affidavits of annual assessment work, notices of intent to hold and other instruments necessary to maintain the Property in accordance with all applicable laws and regulations and the terms of any underlying agreement. Coolcharm shall perform such obligations not less than thirty (30) days before the applicable contractual or legal deadline for performance of such obligations and within fifteen (15) days following Coolcharm’s performance of such obligations, Coolcharm shall deliver proof of performance to WGI. If Coolcharm terminates this Agreement less than sixty (60) days before the deadline for payment of any fees or the filing or recording of any instruments or performance of any other obligation under applicable laws and regulations or any underlying agreement, Coolcharm shall be obligated to perform such obligations which arise before the termination date notwithstanding its delivery of notice of termination of this Agreement.

Subject to Coolcharm’s right to pay WGI for Qualifying Expenses in lieu of performance of its Initial Contribution obligations, if Coolcharm fails to timely make a payment under this Section, Coolcharm shall be deemed to have elected to terminate this Agreement.

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3.3  Certain Obligations of Coolcharm During Period of Its Initial Contributions.

a. During the period when the Company conducts Operations pursuant to Section 3.1(c) of the LLC Agreement, Coolcharm shall provide for accrual of reasonably anticipated Environmental Compliance expenses, which shall constitute Qualifying Expenses, and upon completion of its Initial Contribution, Coolcharm shall transfer any accrued but unexpended amounts to the Environmental Compliance Fund established under Paragraph 2.14 of Exhibit B.

b. If Coolcharm resigns pursuant to Subsection 3.2.1 of the LLC Agreement, Coolcharm shall indemnify WGI for any costs or losses related to contractual obligations of the Company to third parties for Operations existing at the time of such resignation. In addition, Coolcharm shall indemnify WGI for Coolcharm’s share of liabilities to third parties (regardless of whether such liabilities accrue before or after such resignation), including Environmental Liabilities, Continuing Obligations and Environmental Compliance, arising before Coolcharm’s resignation from Operations conducted by Coolcharm, which responsibility shall be based on Coolcharm’s initial Ownership Interest.

c. If Coolcharm resigns pursuant to Subsection 3.2.2 of the LLC Agreement, Coolcharm shall be obligated to fund Operations up to the amount of Coolcharm’s agreed contribution to the then currently adopted Program and Budget. In addition, Coolcharm shall indemnify WGI for Coolcharm’s share of liabilities to third parties (regardless of whether such liabilities accrue before or after such resignation), including Environmental Liabilities, Continuing Obligations and Environmental Compliance, arising from Operations conducted by Coolcharm after the Effective Date and before its resignation.

3.4  Additional Contributions. At such time as Coolcharm has contributed the full amount of its Initial Contribution and performed all of the conditions precedent to the vesting of its ownership in the Company, Coolcharm’s obligation to fund all of the Company’s Operations in accordance with Section 3.2 shall terminate, and thereafter the Members, subject to any elections permitted under the LLC Agreement, shall be obligated to contribute funds to the Company to fund adopted Programs and Budgets in proportion to their respective Ownership Interests.

3.5  Emergency or Unexpected Expenditures. In case of emergency, the Manager may take any reasonable action it deems necessary to protect life or property, to protect the Assets or to comply with Laws. The Manager may make reasonable expenditures on behalf of the Members for unexpected events that are beyond its reasonable control and that do not result from a breach by it of its standard of care. The Manager shall promptly notify the Members of the emergency or unexpected expenditure, and the Manager shall be reimbursed for all resulting costs by the Members in proportion to their respective Ownership Interests.

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4.  Representations and Warranties; Title to Assets; Indemnities.

4.1  Representations and Warranties of the Members. As of the Effective Date, each Member warrants and represents to the other that:

a. It is a corporation duly organized and in good standing in its state of incorporation and is qualified to do business and is in good standing in those states where necessary in order to carry out the purposes of this Agreement;

b. It has the capacity to enter into and perform this Agreement and all transactions contemplated in this Agreement and that all corporate, board of directors, shareholder, surface and mineral rights owner, lessor, lessee and other actions and consents required to authorize it to enter into and perform this Agreement have been properly taken;

c. It will not breach any other agreement or arrangement by entering into or performing this Agreement;

d. It is not subject to any governmental order, judgment, decree, debarment, sanction or Laws that would preclude the permitting or implementation of Operations under this Agreement; and

e. This Agreement has been duly executed and delivered by it and is valid and binding upon it in accordance with its terms.

4.2  Representations and Warranties of WGI. As of the Effective Date, WGI makes the following representations and warranties to Coolcharm:

a. With respect to those Properties WGI owns in fee simple, if any, WGI is in exclusive possession of and owns such Properties free and clear of all Encumbrances or defects in title except those specifically identified in Exhibit A.

b. With respect to those Properties in which WGI holds an interest under leases or other contracts: (i) WGI is in exclusive possession of such Properties; (ii) WGI has not received any notice of default of any of the terms or provisions of such leases or other contracts; (iii) WGI has the authority under such leases or other contracts to perform fully its obligations under this Agreement; (iv) to WGI’s knowledge, such leases and other contracts are valid and are in good standing; (v) WGI has no knowledge of any act or omission or any condition on the Properties which could be considered or construed as a default under any such lease or other contract; and (vi) to WGI’s knowledge, such Properties are free and clear of all Encumbrances or defects in title except for those specifically identified in Exhibit A.

c. WGI has delivered to or made available for inspection by Coolcharm all Existing Data in its possession or control, and true and correct copies of all leases or other contracts relating to the Properties.

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d. With respect to unpatented mining claims and millsites located by WGI that are included within the Properties, except as provided in Paragraph 1.1 of Exhibit A and subject to the paramount title of the United States: (i) the unpatented mining claims were properly laid out and monumented; (ii) all required location and validation work was properly performed; (iii) location notices and certificates were properly recorded and filed with appropriate governmental agencies; (iv) all assessment work required to hold the unpatented mining claims has been performed and all Governmental Fees have been paid in accordance with applicable laws and regulations through the assessment year ending September 1, 2004; (v) all affidavits of assessment work, evidence of payment of Governmental Fees, and other filings required to maintain the claims in good standing have been properly and timely recorded or filed with appropriate governmental agencies; (vi) the claims are free and clear of Encumbrances or defects in title; and (vii) WGI has no knowledge of conflicting mining claims. Nothing in this Subsection, however, shall be deemed to be a representation or a warranty that any of the unpatented mining claims contains a valuable mineral deposit.

e. With respect to unpatented mining claims and millsites not located by WGI but which are included within the Properties, except as provided in Paragraph 1.1 of Exhibit A and subject to the paramount title of the United States: (i) all assessment work required to hold the unpatented mining claims has been performed and all Governmental Fees have been paid in accordance with applicable laws and regulations and the terms of any underlying agreement in order to maintain those claims through the assessment year ending September 1, 2004; (ii) all affidavits of assessment work, evidence of payment of Governmental Fees, and other filings required to maintain the claims in good standing have been properly and timely recorded or filed with appropriate governmental agencies; (iii) the claims are free and clear of Encumbrances or defects in title; and (iv) WGI has no knowledge of conflicting mining claims. Nothing in this Subsection, however, shall be deemed to be a representation or a warranty that any of the unpatented mining claims contains a valuable discovery of minerals.

f. With respect to the Properties, to WGI’s knowledge, there are no pending or threatened actions, suits, claims or proceedings, and there have been no previous transactions affecting its interests in the Properties which have not been for fair consideration.

g. Except as to matters otherwise disclosed in writing to Coolcharm before the Effective Date,

(i) to WGI’s knowledge, formed without inquiry, the conditions existing on or with respect to the Properties and its ownership and operation of the Properties are not in violation of any Laws (including without limitation any Environmental Laws) nor causing or permitting any damage (including Environmental Damage, as defined below) or impairment to the health, safety, or enjoyment of any person at or on the Properties or in the general vicinity of the Properties;

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(ii) to WGI’s knowledge, formed without inquiry, there have been no past violations by it or by any of its predecessors in title of any Environmental Laws or other Laws affecting or pertaining to the Properties, nor any past creation of damage or threatened damage to the air, soil, surface waters, groundwater, flora, fauna, or other natural resources on, about or in the general vicinity of the Properties (“Environmental Damage”); and

(iii) WGI has not received inquiry from or notice of a pending investigation from any governmental agency or of any administrative or judicial proceeding concerning the violation of any Laws.

The representations and warranties stated above shall survive the execution and delivery of any documents of Transfer provided under this Agreement. For a representation or warranty made to a Member’s “knowledge,” the term “knowledge” shall mean actual knowledge on the part of the officers, employees, and agents of the representing Member or of facts that would reasonably lead to the indicated conclusions.

4.3  Disclosures. Each of the Members represents and warrants that it is unaware of any material facts or circumstances that have not been disclosed in this Agreement or in the LLC Agreement from being materially misleading. WGI has disclosed to Coolcharm all information it believes to be relevant concerning the Assets and has provided to or made available for inspection by Coolcharm all such information, but does not make any representation or warranty, express or implied, as to the accuracy or completeness of the information or as to the boundaries or value of the Assets. Each Member represents to the other that in negotiating and entering into this Agreement and the LLC Agreement it has relied solely on its own appraisals and estimates as to the value of the Assets and upon its own geologic and engineering interpretations related thereto.

5.  Loss of Title. Any failure or loss of title to the Assets, and all costs of defending title, shall be charged to the Business Account, except that in the event of costs or losses arising from or resulting from any breach of the representations and warranties of WGI or Coolcharm as to title, the breaching Member shall indemnify the non-breaching Member for such costs and losses.

6.  Limitation of Liability. The Members shall not be required to make any contribution to the capital of the Company except as otherwise provided in this Agreement, nor shall the Members in their capacity as Members or Manager be bound by, or liable for, any debt, liability or obligation of the Company whether arising in contract, tort, or otherwise. The foregoing shall not limit any obligation of a Member to indemnify the other Member as expressly provided by this Agreement. The Members shall be under no obligation to restore a deficit Capital Account upon the dissolution of the Company or the liquidation of any of their Ownership Interests. Any obligation in this Agreement to contribute capital to the Company may be compromised by the Members, including by payments by an obligated Member directly to the other Member.

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7.  Indemnification.

7.1  Each Member shall indemnify the other Member, its directors, officers, employees, agents and attorneys, and Affiliates (collectively “Indemnified Party”) from and against the entire amount of any Material Loss. A “Material Loss” shall mean all direct and indirect costs, expenses, damages or liabilities, including attorneys’ fees and other costs of litigation (either threatened or pending) arising from or based on a breach by a Member (“Indemnifying Party”) of any representation, warranty or covenant contained in this Agreement or the LLC Agreement, including without limitation:

a. any action taken for or obligation or responsibility assumed on behalf of the Company or another Member by a Member or any of its directors, officers, employees, agents and attorneys, or Affiliates, in violation of Section 5.1 of the LLC Agreement;

b. failure of a Member or its Affiliates to comply with the non-compete or Area of Interest provisions of Section 10;

c. any Transfer that causes termination of the tax partnership established under the LLC Agreement, against which the transferring Member shall indemnify the non-transferring Member as provided in Subsection 7.2.5 of the LLC Agreement and Section 5 of Exhibit C; and

d. failure of a Member or its Affiliates to comply with the preemptive right under the LLC Agreement and Exhibit H.

A Material Loss shall not be deemed to have occurred until an Indemnified Party incurs losses, costs, damages or liabilities in excess of One Hundred Dollars ($100,000) relating to breaches of warranties, representations and covenants contained in this Agreement and the LLC Agreement, in the aggregate. WGI’s aggregate liability to all Indemnified Parties under this Section for breaches of the representations in Subsection 4.2(g) shall not, however, exceed Fifty Thousand Dollars ($50,000).

7.2  If any claim or demand is asserted against an Indemnified Party in respect of which such Indemnified Party may be entitled to indemnification under this Agreement, written notice of such claim or demand shall promptly be given to the Indemnifying Party. The Indemnifying Party shall have the right, but not the obligation, by notifying the Indemnified Party within thirty (30) days after its receipt of the notice of the claim or demand, to assume the entire control of (subject to the right of the Indemnified Party to participate, at the Indemnified Party’s expense and with counsel of the Indemnified Party’s choice), the defense, compromise, or settlement of the matter, including, at the Indemnifying Party’s expense, employment of counsel of the Indemnifying Party’s choice. Any damages to the assets or business of the Indemnified Party caused by a failure by the Indemnifying Party to defend, compromise, or settle a claim or demand in a reasonable and expeditious manner requested by the Indemnified Party, after the Indemnifying Party has given notice that it will assume control of the defense, compromise, or settlement of the matter, shall be included in the damages for which the Indemnifying Party shall be obligated to indemnify the Indemnified Party. Any settlement or compromise of a matter by the Indemnifying Party shall include a full release of claims against the Indemnified Party which have arisen from the indemnified claim or demand.

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8.  Interests of Members.

8.1  Continuing Liabilities Upon Adjustments of Ownership Interests. Any reduction or elimination of either Member’s Ownership Interest under Section 4.2 of the LLC Agreement shall not relieve such Member of its share of any liability, including, without limitation, Continuing Obligations, Environmental Liabilities and Environmental Compliance, whether arising, before or after such reduction or elimination, from acts or omissions occurring or conditions existing before the Effective Date, or from Operations conducted during the term of this Agreement but before such reduction or elimination, regardless of when any funds may be expended to satisfy such liability. For purposes of this Section, such Member’s share of such liability shall be equal to its Ownership Interest at the time the act or omission giving rise to the liability occurred, after first taking into account any prior reduction, readjustment and restoration of Ownership Interests under Sections 4.4, 10.5, 10.6 and 11.5 of the LLC Agreement (or, as to such liability arising from acts or omissions occurring or conditions existing before the Effective Date, equal to such Member’s initial Ownership Interest). Should the cumulative cost of satisfying Continuing Obligations be in excess of cumulative amounts accrued or otherwise charged to the Environmental Compliance Fund as described in Paragraph 2.14 of Exhibit B, each of the Members shall be liable for its proportionate share (i.e., Ownership Interest at the time of the act or omission giving rise to such liability occurred), after first taking into account any reduction, readjustment and restoration of Ownership Interests under Sections 4.4, 10.5, 10.6 and 11.5 of the LLC Agreement, of the cost of satisfying such Continuing Obligations, notwithstanding that either Member has previously resigned from the Company or that its Ownership Interest has been reduced or converted to an interest in Net Proceeds pursuant to Subsection 4.4.1 of the LLC Agreement.

8.2  Continuing Obligations and Environmental Liabilities. On dissolution of the Company under Section 14.1 of the LLC Agreement, each Member shall remain liable for its respective share of liabilities to third parties (whether such arises before or after such dissolution), including Environmental Liabilities and Continuing Obligations. In the event of the resignation of a Member pursuant to Section 14.2 of the LLC Agreement, the resigning Member’s share of such liabilities shall be equal to its Ownership Interest at the time such liability was incurred, after first taking into account any reduction, readjustment, and restoration of Ownership Interests under Sections 4.4, 10.5, 10.6 and 11.5 of the LLC Agreement (or, as to liabilities arising before the Effective Date, its initial Ownership Interest).

8.3  Grant of Lien and Security Interest.

a. Subject to the terms of this Agreement, each Member grants to the other Member a lien upon and a security interest in its Ownership Interest, including all of its right, title and interest in the Assets, whenever acquired or arising, and the proceeds from and accessions to the foregoing.

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b. The liens and security interests granted under this Agreement shall secure every obligation or liability of the Member granting such lien or security interest to the other Member created under this Agreement or the LLC Agreement, including the obligation to repay a Cover Payment in accordance with Section 11.4 of the LLC Agreement. Each Member hereby agrees to take all action necessary to perfect such lien and security interest and hereby appoints the other Member its attorney-in-fact to execute, file and record all financing statements and other documents necessary to perfect or maintain such lien and security interest.

8.4  Subordination of Interests. Each Member shall, from time to time, take all necessary actions, including execution of appropriate agreements, to pledge and subordinate its Ownership Interest, any liens it may hold which are created under this Agreement other than those created subject to the terms of this Agreement, and any other right or interest it holds with respect to the Company and the Assets (other than any statutory lien of the Manager) to any secured borrowings for Operations approved by the Management Committee, including any secured borrowings relating to Project Financing, and any modifications or renewals thereof.

9.  Relationship of The Members.

9.1  Transfer or Termination of Rights. Neither Member shall Transfer all or any part of its rights or obligations under this Agreement, except in conjunction with a transfer or termination of the Member’s Ownership Interest permitted by the LLC Agreement. Any such permitted assignment shall be subject to the consent requirements of Section 7.2 of the LLC Agreement. Nothing in this Section requires that a Member’s rights and obligations under this Agreement be assigned in connection with the transfer of its Ownership Interest.

9.2  Abandonment and Surrender of Properties. The Member that desires to abandon or surrender all or part of the Properties pursuant to Section 12.2 of the LLC Agreement shall remain liable to the other Member for its share (determined by its Ownership Interest as of the date of such abandonment, after first taking into account any reduction, readjustment, and restoration of Ownership Interests under Sections 4.4, 10.5, 10.6 and 11.5 of the LLC Agreement) of any liability with respect to such Properties, including, without limitation, Continuing Obligations, Environmental Liabilities and Environmental Compliance, whether accruing before or after such abandonment, arising from activities before the Effective Date and from Operations conducted before the date of such abandonment, regardless of when any funds may be expended to satisfy such liability.

9.3  Supplemental Business Arrangement. The Members hereby agree that in the event of a Supplemental Business Arrangement pursuant to Section 10.13 of the LLC Agreement, this Agreement shall apply mutatis mutandis to such business in the same manner as to the LLC Agreement.

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9.4  Implied Covenants. There are no implied covenants contained in this Agreement other than those of good faith and fair dealing.

9.5  No Third Party Beneficiary Rights. This Agreement shall be construed to benefit the Members and their respective successors and assigns only, and shall not be construed to create third party beneficiary rights in any other party, expressly including the Company, or in any governmental organization or agency, except to the extent required to permit indemnification of a non-Member’s Indemnified Party.

10.  Acquisitions Within Area of Interest.

10.1  General. Any interest or right to acquire any interest in real property or water rights related thereto within the Area of Interest either acquired or proposed to be acquired during the term of this Agreement by or on behalf of either Member (“Acquiring Member”) or any Affiliate of such Member shall be subject to the terms and provisions of this Agreement and the LLC Agreement. WGI and Coolcharm and their respective Affiliates for their separate account shall be free to acquire lands and interests in lands outside the Area of Interest and to locate mining claims outside the Area of Interest. Failure of any Affiliate of either Member to comply with this Article shall be a breach by such Member of this Agreement.

10.2  Notices to Non-Acquiring Member. Within sixty (60) days after the acquisition or proposed acquisition, as the case may be, of any interest or the right to acquire any interest in real property or water rights wholly or partially within the Area of Interest (except real property acquired by the Manager pursuant to a Program), the Acquiring Member shall notify the other Member of such acquisition by it or its Affiliate; provided that if the acquisition of any interest or right to acquire any interest pertains to real property or water rights partially within the Area of Interest, then all such real property (i.e., the part within the Area of Interest and the part outside the Area of Interest) shall be subject to this Article. The Acquiring Member’s notice shall describe in detail the acquisition, the acquiring party if that party is an Affiliate, the lands and covered minerals, any related water rights, the cost and the reasons why the Acquiring Member believes that the acquisition (or proposed acquisition) of the interest is in the best interests of the Members under this Agreement. In addition to such notice, the Acquiring Member shall make any and all information concerning the relevant interest available for inspection by the other Member.

10.3  Option Exercised. Within sixty (60) days after receiving the Acquiring Member’s notice, the other Member may notify the Acquiring Member of its election to accept a proportionate interest in the acquired interest equal to its Ownership Interest. Promptly upon such notice, the Acquiring Member shall convey or cause its Affiliate to convey to the Members in proportion to their respective Ownership Interests or to the Company (as agreed by the Members), by special warranty deed all of the Acquiring Member’s (or its Affiliate’s) interest in such acquired interest, free and clear of all Encumbrances arising by, through or under the Acquiring Member (or its Affiliate) other than those to which both Members have agreed. Immediately upon such notice, the acquired interest either shall be subject to a Supplemental Business Arrangement, or if conveyed to the Company, shall become a part of the Properties for all purposes of this Agreement and the LLC Agreement. The other Member shall promptly pay to the Acquiring Member its proportionate share of the latter’s actual out-of-pocket acquisition costs.

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10.4  Option Not Exercised. If the other Member does not give such notice within the sixty (60) day period described in the foregoing subsection, shall have no interest in the acquired interests, and the acquired interests shall not be a part of the Assets or continue to be subject to this Agreement or the LLC Agreement.

10.5  Non-Compete Covenants. Neither a Member that resigns pursuant to Section 14.2 of the LLC Agreement, or is deemed to have resigned pursuant to Sections 3.2, 4.4 or 11.5 of the LLC Agreement, nor any Affiliate of such a Member, shall directly or indirectly acquire any interest or right to explore or mine, or both, on any property any part of which is within the Area of Interest for twenty-four (24) months after the effective date of resignation. If a resigning Member, or the Affiliate of a resigning Member, breaches this Section, such Member shall be obligated to offer to convey to the non-resigning Member, without cost, any such property or interest so acquired (or ensure its Affiliate offers to convey the property or interest to the non-resigning Member, if the acquiring party is the resigning Member’s Affiliate). Such offer shall be made in writing and can be accepted by the non-resigning Member at any time within ten (10) days after the offer is received by such non-resigning Member. Failure of a Member’s Affiliate to comply with this Section shall be a breach by such Member of this Agreement.

11.  Disputes.

11.1  Governing Law. This Agreement shall be governed by and interpreted in accordance with the laws of the State of Nevada, without regard for any conflict of laws or choice of laws principles that would permit or require the application of the laws of any other jurisdiction. The parties agree that jurisdiction of and venue in the Second Judicial District Court, Washoe County, Nevada, is proper for any action or legal proceeding relating to this Agreement.

11.2  Dispute Resolution. All disputes arising under or in connection with this Agreement which cannot be resolved by agreement between the Members shall be resolved in accordance with applicable Law. If any legal action or other proceeding is brought for the enforcement of this Agreement, or because of an alleged dispute, breach, default, or misrepresentation in connection with any of the provisions of this Agreement, the successful or substantially prevailing Member shall be entitled to recover reasonable attorneys’ fees and other costs incurred in that action or proceeding, in addition to any other relief to which it or they may be entitled.

Members Agreement 4-22-05

12.  General Provisions.

12.1  Notices. All notices, payments and other required or permitted communications (“Notices”) to either Member shall be in writing, and shall be addressed respectively as follows:

If to WGI:	Western Goldfields, Inc.
961 Matley Lane, No. 120
Reno, Nevada 89502
tmancuso@westerngoldfields.com
Fax: 775-337-9441

If to Coolcharm:	Coolcharm Gold Mining Company Ltd.
133 Ebury St.
London SW 1W9QU
United Kingdom
gerard.thompson@ftnetwork.com
Fax: 011-44-20-7881-0707

All Notices shall be given (a) by personal delivery to the Member; (b) by electronic communication, capable of producing a printed transmission, (c) by registered or certified mail return receipt requested; or (d) by overnight or other express courier service. All Notices shall be effective and shall be deemed given on the date of receipt at the principal address if received during normal business hours, and, if not received during normal business hours, on the next business day following receipt, or if by electronic communication, on the date of such communication. Either Member may change its address by Notice to the other Member.

12.2  Gender. The singular shall include the plural, and the plural the singular wherever the context so requires, and the masculine, the feminine, and the neuter genders shall be mutually inclusive.

12.3  Currency. All references to “dollars” or “$” in this Agreement shall mean lawful currency of the United States of America.

12.4  Headings. The subject headings of the Sections and Subsections of this Agreement and the Paragraphs and Subparagraphs of the Exhibits to this Agreement are included for purposes of convenience only, and shall not affect the construction or interpretation of any of its provisions.

12.5  Waiver. The failure of either Member to insist on the strict performance of any provision of this Agreement or to exercise any right, power or remedy upon a breach hereof shall not constitute a waiver of any provision of this Agreement or limit such Member’s right thereafter to enforce any provision or exercise any right.

12.6  Modification. No modification of this Agreement shall be valid unless made in writing and duly executed by both Members.

Members Agreement 4-22-05

12.7  Force Majeure. Except for the obligation to make payments when due, the obligations of a Member shall be suspended to the extent and for the period that performance is prevented by any cause, whether foreseeable or unforeseeable, beyond its reasonable control, including, without limitation, labor disputes (however arising and whether or not employee demands are reasonable or within the power of the Member to grant); acts of God; Laws, instructions or requests of any government or governmental entity; judgments or orders of any court; inability to obtain on reasonably acceptable terms any public or private license, permit or other authorization; curtailment or suspension of activities to remedy or avoid an actual or alleged, present or prospective violation of Environmental Laws; action or inaction by any federal, state or local agency that delays or prevents the issuance or granting of any approval or authorization required to conduct Operations, except if not diligently applied for and prosecuted, beyond the reasonable expectations of the Member seeking the approval or authorization (including, without limitation, a failure to complete any review and analysis required by the National Environmental Policy Act or any similar state law within twenty-four (24) months of initiation of that process); acts of war or conditions arising from or attributable to war, whether declared or undeclared; riot, civil strife, insurrection or rebellion; fire, explosion, earthquake, storm, flood, sink holes, drought or other adverse weather condition; delay or failure by suppliers or transporters of materials, parts, supplies, services or equipment or by contractors’ or subcontractors’ shortage of, or inability to obtain, labor, transportation, materials, machinery, equipment, supplies, utilities or services; accidents; breakdown of equipment, machinery or facilities; actions by native rights groups, environmental groups, or other similar special interest groups; or any other cause whether similar or dissimilar to the foregoing. The affected Member shall promptly give notice to the other Member of the suspension of performance, stating the nature of, reasons for and expected duration of the suspension. The affected Member shall resume performance as soon as reasonably possible. During the period of suspension the obligations of both Members to advance funds pursuant to Section 2 shall be reduced to levels consistent with then current Operations.

12.8  Rule Against Perpetuities. The Members do not intend that there shall be any violation of the Rule Against Perpetuities, the Rule Against Unreasonable Restraints on the Alienation of Property, or any similar rule. Accordingly, if any right or option to acquire any interest in the Properties, in an Ownership Interest, in the Assets, or in any real property exists under this Agreement, such right or option must be exercised, if at all, so as to vest such interest within time periods permitted by applicable rules. If, however, any such violation should inadvertently occur, the Members hereby agree that a court shall reform that provision in such a way as to approximate most closely the intent of the Members within the limits permissible under such rules.

12.9 Further Assurances. Each of the Members shall take, from time to time and without additional consideration, such further actions and execute such additional instruments as may be reasonably necessary or convenient to implement and carry out the intent and purpose of this Agreement or as may be reasonably required by lenders in connection with Project Financing.

Members Agreement 4-22-05

12.10  Entire Agreement; Successors and Assigns. This Agreement contains the entire understanding of the Members and supersedes all prior agreements and understandings between the Members relating to the subject matter of this Agreement; provided that nothing in this Section modifies or affects the LLC Agreement and the Members’ obligations. This Agreement shall be binding upon and inure to the benefit of the respective successors and permitted assigns of the Members.

12.11  Counterparts. This Agreement may be executed in any number of counterparts, and it shall not be necessary that the signatures of both Members be contained on any counterpart. Each counterpart shall be deemed an original, but all counterparts together shall constitute one and the same instrument.

12.12  Memorandum of Agreement. Upon execution of this Agreement, the parties shall execute and deliver a short form of this Agreement which may be recorded in the office of the recorder of each county in which all or part of the Properties is located. The execution and recording of the short form of this Agreement shall not limit, increase or in any manner affect any of the terms of this Agreement, or any rights, interests or obligations of the parties.

Dated effective April 8, 2004 (the “Effective Date”).

Western Goldfields, Inc.	Coolcharm Gold Mining Company Ltd.

By	By

Title	Title

Members Agreement 4-22-05